Exhibit 10.27

Real Goods Solar, Inc. has entered into the attached Form of Transition Consulting Agreement, dated August 8, 2013, with the officers and directors of Mercury Energy, Inc. listed below on identical terms.

Mercury Officer or Director
Jared Haines
Anthony Coschigano
Andrew Zaref

TRANSITION CONSULTING AGREEMENT

TRANSITION CONSULTING AGREEMENT (this “Agreement”) dated as of August 8, 2013 between Real Goods Solar, Inc., a Colorado corporation (the “Company”), and [•], an individual (“Consultant”).

WHEREAS, Consultant is currently an employee of Mercury Energy, Inc., a Delaware corporation (“Mercury”), and the Company is seeking to acquire Mercury pursuant to the terms of an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”);

WHEREAS, the Company has requested, and Consultant has agreed to provide, certain transition services to the Company between the date hereof and the closing of the transactions contemplated by the Merger Agreement (the “Closing”) and in connection therewith, Consultant and the Company wish to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:

ARTICLE 1. ENGAGEMENT OF CONSULTANT

1.1 Engagement. From and after the date hereof (the “Effective Date”), the Company hereby engages Consultant to, and Consultant hereby agrees to, render at the request of the Company, independent advisory and consulting services (the “Services”) relating to the Closing and general transition matters, requested by the Company. Consultant further agrees to render the Services conscientiously and to devote Consultant’s reasonable efforts and abilities thereto, at such time during the term hereof and in such reasonable manner as the Company and Consultant shall mutually agree, it being acknowledged that Consultant’s services shall be on a non-exclusive, as-needed basis.

1.2 Compensation. In consideration for the Services to be provided hereunder, on the Effective Date, the Company will grant Consultant an option to purchase 100,000 shares of the Company’s class A common stock, subject to the terms of the Company’s 2008 Long Term Incentive Plan, as amended (the “Plan”) and the vesting schedule set forth in the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option”); provided, however, upon a Change of Control (as defined below), 50% of the Stock Option that is unvested at the time of the Change in Control will immediately vest in full. The remaining unvested portion of the Stock Option will continue to vest in accordance the applicable award documents relating to the Stock Option. “Change of Control” for purposes of the accelerated vesting of the Stock Option shall mean a new or an existing shareholder currently owning less than 10% of shares of the Company becoming a majority shareholder. The exercise price of such stock options shall be equal to the market closing price of the Company’s class A common stock on the date the Stock Option is granted to Consultant.

1.3 Term. The term (the “Term”) of this Agreement shall commence effective as of the Effective Date and expire on the date of the Closing; provided, however, that the Company may terminate this Agreement upon written notice to Consultant for any reason, including, without limitation, the termination of discussion between the Company and Mercury with respect to the Merger Agreement.

1.4 Independent Contractor. It is expressly agreed that Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company with respect to the performance of the Services. All of Consultant’s activities will be at his own risk and liability, and Consultant shall not be entitled to worker’s compensation or other insurance protection or benefits from the Company. Consultant shall have no right or authority to assume or create any obligations of any kind or to make representations or warranties on behalf of the Company, whether express or implied, or to bind Company in any respect whatsoever. The Company shall not pay any contribution to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits which might be expected in an employer-employee relationship.

1.5 Confidentiality. Consultant acknowledges that, in and as a result of his relationship with the Company, Consultant will be making use of, acquiring or adding to confidential information of a special and unique nature and value, including, without limitation, the Company, its Affiliates’ identities, trade secrets, systems, programs, procedures, confidential reports and communications (including, without limitation, technical information on the performance of the Company and its Affiliates’ business), as well as the information, observations and data obtained by Consultant while providing the Services for the Company and its Affiliates concerning the business or affairs of the Company and its Affiliates (collectively, “Confidential Information”). Consultant further acknowledges that any information and materials received by Consultant relating to Consultant’s engagement hereunder from third parties in confidence shall be deemed to be and shall be Confidential Information within the meaning of this Section 1.5. Consultant further acknowledges that all Confidential Information is the property of the Company and its Affiliates. As partial consideration for the Company’s agreement to enter into this Agreement, Consultant covenants and agrees that Consultant shall not, except with the prior written consent of the Company, or as required by law or as necessary to enforce this Agreement, at any time during or following the Term of this Agreement, directly or indirectly, use, divulge, reveal, report, publish, transfer or disclose, for any purposes whatsoever, any of the financial terms of this Agreement or such Confidential Information which has been obtained by or disclosed to Consultant as a result of Consultant’s affiliation with the Company and its Affiliates. Notwithstanding the foregoing, “Confidential Information” shall not include any information that: (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by Consultant or his Affiliates, advisors or representatives), (ii) is or becomes available to Consultant on a nonconfidential basis from a source other than the Company or its Affiliates, advisors or representatives, provided that such source is not and was not bound by confidentiality agreement with or other obligation of secrecy to the Company of which Consultant has knowledge; (iii) has already been or is hereafter independently acquired or developed by Consultant without violating any confidentiality agreement with or other obligation of secrecy to the Company.

For purposes hereof, “Affiliate” shall mean with respect to any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated association or other entity (each, a “Person”): (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, (ii) any other Person owning or controlling 10% or more of the outstanding voting securities of or other ownership interests in such Person, (iii) any officer, director, member or partner of such Person, (iv) if such Person is an officer, director, member or partner, any other Person for which such Person acts in any such capacity, or (v) any company in which the Company has and maintains an investment through itself or any other Affiliate.

1.6 Non-Exclusive Relationship. During the Term of this Agreement, the parties specifically acknowledge and agree that Consultant shall remain an employee of Mercury, and shall only be required to devote such efforts to the Company as Consultant reasonably deems necessary to render the Services.

ARTICLE 2. GENERAL PROVISIONS

2.1 Enforcement. Because Consultant’s services are unique and because Consultant has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of Section 1.5 of this Agreement. In the event of a breach or threatened breach of Section 1.5 of this Agreement, the Company, its Affiliates and their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, Section 1.5 of this Agreement (without posting a bond or other security).

2.2 Survival. Section 1.5 shall survive and continue in full force and effect in accordance with its terms notwithstanding any termination of the Term.

2.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

2.4 Code Section 409A; Taxation. The compensation provided under this Agreement is intended to be exempt from the requirements of the statutory provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and interpreted in accordance with such intent. Consultant understand and agrees that Consultant is solely responsible for any and all taxes due as a result of any compensation provided hereunder and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Consultant or any other individual to the Company or its Affiliates. In the event the Company determines that any compensation payable hereunder may be subject to the requirements of Section 409A, the Company (without any obligation to do so or obligation to indemnify Consultant for any failure to do so) may adopt, without Consultant’s consent, such amendments to this Agreement or take any other actions that the Company in its sole discretion determines are necessary or appropriate for such compensation to either (a) be exempt from the requirements of Section 409A or (b) comply with the requirements of Section 409A.

2.5 Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

2.6 Nonassignability. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors, but Consultant shall not assign, transfer, or subcontract this Agreement or any of its obligations hereunder without express, prior written consent of the Company, which consent may be given or withheld in the Company’s sole discretion.

2.7 Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant.

2.8 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

2.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

3.0 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any term or provision hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

REAL GOODS SOLAR, INC.

By:
Name:
Title:

[•]

Acknowledged and Agreed:

MERCURY ENERGY, INC.

By:
Name:
Title:

Exhibit A

Stock Option Agreement

REAL GOODS SOLAR, INC.

EMPLOYEE STOCK OPTION AGREEMENT

This Stock Option Agreement set forth below (this “Agreement”) is dated as of the date of grant set forth below and is between Real Goods Solar, Inc., a Colorado corporation (“Real Goods”), and the individual named below (the “Grantee”).

Real Goods has established its 2008 Long-Term Incentive Plan (the “Plan”) to advance the interests of Real Goods and its shareholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of Real Goods and any parent or subsidiary of Real Goods.

This Agreement evidences an option grant as follows:

Granted to: [•]
Number of Shares: [•]
Effective Date of Grant: August 8, 2013
Expiration Date:
Exercise Price per Share: $2.08

Vesting Dates:	Two percent (2%) of the shares shall vest on each vesting date. The first vesting date shall be the day immediately following the Closing of the transactions contemplated by the Agreement and Plan of Merger by and between Real Goods and Mercury Energy, Inc., and a vesting date shall occur on the 1st day of each month thereafter until , when all shares shall be vested. Vesting shall cease if Grantee’s services (either as a consultant or an employee) to Real Goods are terminated, provided that a change of status from a consultant to an employee (or vice versa) shall not be considered a termination affecting vesting so long as such services are continuous.

Notwithstanding the foregoing, upon a “change of control” (as defined in the next sentence), 50% of the shares that are unvested at the time of the change of control shall immediately vest in full. The remaining unvested shares shall continue to vest in accordance with the preceding paragraph. “Change of control,” solely for purposes of the preceding sentence, shall mean a new or an existing shareholder of Real Goods currently owning less than 10% of shares of Real Goods becoming a majority shareholder.

Deadline for Acceptance:	If this Employee Stock Option Agreement is not signed by the Grantee and returned to the Stock Plan Administrator within 5 business days from date of delivery to the Grantee, then this Employee Stock Option Agreement and the Option Shares shall be considered withdrawn.

Pursuant to the provisions of the Plan, the Board of Directors of Real Goods (the “Board”) or a Committee designated by the Board (the “Committee”) has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of Real Goods. The Board or the Committee authorized the execution and delivery of this Agreement. All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.

The parties agree as follows:

Section 1. Grant of Stock Option; Term. Subject and pursuant to all terms and conditions stated in this Agreement and in the Plan, Real Goods hereby grants to Grantee an option (the “Option”) to purchase the number of shares (the “Option Shares”) of Real Goods’ Class A Common Stock, par value $.0001 per share (the “Common Shares”), set forth above, at the exercise price set forth above. Except as otherwise provided in this Agreement or the Plan, the Option may not be exercised after the close of business on the expiration date set forth above. Grantee hereby accepts the Option on such terms and conditions, including, without limitation, the confidentiality and noncompete provisions set forth in Section 8 of this Agreement. The Option is a Nonqualified Stock Option (as such term is defined in the Plan). Grantee shall, subject to the limitations of this Agreement and the Plan, have the right to exercise the Option by purchasing all or any part of the vested Option Shares then available for purchase under the vesting schedule set forth above (less any Option Shares previously purchased upon exercise of this Option).

Section 2. Procedures for Exercise. Grantee shall exercise all or any part of the Option by delivering to Real Goods: (i) written notice of the number of vested Option Shares to be purchased, (ii) payment of the exercise price of such Option Shares in the form of cash or, if permitted by the Committee, qualified Common Shares, the surrender of another outstanding Award under the Plan or any combination thereof, and (iii) payment of any required withholding pursuant to Section 10. The Option shall be deemed to have been exercised as of the close of business on the date the required documents and required consideration are received by Real Goods. For purposes of this Section 2, Common Shares shall be deemed to be “qualified” Common Shares if they have been held by Grantee for six months or such other period as set from time to time by the Board or the Committee.

Section 3. Termination of Employment, Retirement, Disability or Death.

(a) Vesting shall cease on the date Grantee ceases to be employed by the Company. Following Grantee’s last day of employment with the Company, this Option shall only be exercisable for the number of Option Shares that are vested as of Grantee’s last day of employment with by the Company (less any Option Shares previously acquired upon exercise of this Option); provided that a change in status from a consultant to an employee shall not be considered a termination of employment for purposes hereof.

(b) Except as provided in Section 3(c) or 3(d), following Grantee’s last day of employment with the Company, this Option may be exercised at any time and from time to time within the lesser of (i) the 30 day period commencing on the first day after Grantee’s last day of employment with the Company or (ii) the remaining term of the Option.

(c) If termination of employment occurs due to death or disability while Grantee is an employee of the Company, then this Option may be exercised at any time and from time to time within the lesser of (i) the one year period commencing on the first day after Grantee’s last day of employment with the Company or (ii) the remaining term of the Option.

(d) If termination of employment occurs due to retirement at or after normal retirement age, as prescribed from time to time by the Company’s retirement policy, or retirement under circumstances approved by the Committee (either before or after retirement), then this Option may be exercised at any time within the lesser of (i) the three month period commencing on the first day after Grantee’s last day of employment with the Company, or, if Grantee dies during the three month period commencing on the first day after Grantee’s last day of employment with the Company, then the one year period commencing on the first day after Grantee’s last day of employment with the Company, or (ii) the remaining term of the Option.

Section 4. Issuance and Delivery of Option Shares. The stock certificate(s) representing Option Shares shall be issued to Grantee subject to satisfaction of the applicable tax withholding requirements set forth in Section 10. The issuance of Option Shares shall be in accordance with the provisions of Section 5.

Section 5. No Issuance of Option Shares if Violation. Real Goods shall not issue stock certificate(s) representing Option Shares if the administrator of the Plan or its authorized agent determines, in its sole discretion, that the issuance of such certificate(s) would violate the terms of the Plan, this Agreement or applicable law.

Section 6. Rights as an Employee or Shareholder. Except as otherwise provided in the Plan, no person shall be, or have any of the rights or privileges of, a shareholder of Real Goods with respect to any of the Option Shares unless and until certificates representing such shares shall have been issued and delivered to such person. Neither the Plan nor this Agreement shall be deemed to give Grantee any right with respect to continued employment with the Company, nor shall the Plan or the Agreement be deemed to limit in any way the Company’s right to terminate Grantee’s employment at any time.

Section 7. Nondisparagement and Further Assistance. During Grantee’s employment and thereafter, Grantee will not make any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage suppliers, customers or employees of the Company or otherwise have a negative impact or adverse effect on the Company. Grantee will provide assistance reasonably requested by the Company in connection with actions taken by Grantee while employed by the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Grantee was employed.

Section 8. [Reserved].

Section 9. Securities Laws. Grantee acknowledges that applicable securities laws may restrict the right and govern the manner in which Grantee may dispose of the Option Shares obtained upon exercise of the Option and Grantee agrees not to offer, sell or otherwise dispose of any such shares in a manner that would violate the Securities Act of 1933, as amended, or any other federal or state law.

Section 10. Income Taxes. Grantee acknowledges that when Grantee is required to recognize income for federal, state or local income tax purposes on account of the grant, vesting and/or exercise of the Option, pursuant to this Agreement, that such income shall be subject to withholding of tax by the Company. Grantee agrees that the Company may either withhold an appropriate amount from any compensation or any other payment of any kind then payable or that may become payable to Grantee or, require Grantee to make a cash payment to the Company equal to the amount of withholding required in the opinion of the Company. In the event Grantee does not make such payment when requested, the Company may refuse to issue or cause to be delivered any shares under this Agreement or any other incentive plan agreement entered into by Grantee and the Company until such payment has been made or arrangements for such payment satisfactory to the Company have been made. Grantee agrees further to notify the Company promptly if Grantee files an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to any Option Shares.

Section 11. Prohibition on Transfer or Assignment. Except as provided in the Plan, neither this Agreement nor the Option may be transferred or assigned, other than an assignment by will or by laws of descent and distribution, and this Option shall be exercisable during the Grantee’s lifetime only by Grantee or by such permitted assignee.

Section 12. Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than Real Goods and the Grantee and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the exercise or termination of the Option.

Section 13. Agreement to Abide by Plan; Conflict between Plan and Agreement. The Plan is hereby incorporated by reference into this Agreement and made a part hereof as though fully set forth in this Agreement. Grantee, by execution of this Agreement, (i) represents that he is familiar with the terms and provisions of the Plan and (ii) agrees to abide by all of the terms and conditions of this Agreement and the Plan. Grantee accepts as binding, conclusive and final all decisions or interpretations of the administrator of the Plan upon any question arising under the Plan and this Agreement (including, without limitation, the cause of any termination of Grantee’s employment with the Company). In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly.

Section 14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof. Grantee agrees and acknowledges that this Agreement satisfies in full any obligations of the Company and its subsidiaries and predecessors in connection with the grant of any stock options or other equity incentives.

Section 15. Choice of Law. To the extent not superseded by federal law, the laws of the State of Colorado shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in Denver, Colorado.

Section 16. Notice. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth below the recipient’s signature to this Agreement. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

Section 17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

EXECUTED as of the date of grant set forth above.

REAL GOODS SOLAR, INC.	GRANTEE

By	By
Name / Title: Kamyar (Kam) Mofid / CEO	Name: [•] Address:
Address: 833 W. South Boulder Road Louisville, Colorado 80027 Attn.: Stock Option Administration